Exhibit 10(l)

                     Cerner Corporation
              Long Term Incentive Plan for 1999
   (As adopted by the Board of Directors on May 22, 1998)

I.   Plan Concept.

     1.   Reward long term, consistent earnings growth.

     2. Cerner is valued primarily on its forward earnings multiplied by the earnings growth rate. This incentive rewards those valuation elements.

II.  Plan Targets and Participant Payments.

     1. Three year earnings per share targets are determined by the Compensation Committee of the Board of Directors computed based on desired earnings growth rates.

     2. Each year the Compensation Committee of the Board of Directors shall approve the participation of each officer of Cerner and the amount of such participant's potential payments. Any participant who is not a Cerner associate at the end of the fiscal year is not entitled to any payment under this Plan.

     3. Each year a set of seven EPS targets for each of the next three years are established by the Compensation
          Committee of the Board of Directors.  For example:

        -  In 1998, EPS targets are established for 1998, 1999, and 2000
        -  In 1999, EPS targets are established for 1999, 2000, and 2001
        -  In 2000, EPS targets are established for 2000, 2001, and 2002


Target Payout      75%   100%   110%  120%    130%    140%    150%
------------------------------------------------------------------
1998 EPS       $
1999 EPS       $
2000 EPS       $


     4. By year 2000, there will be three separate sets of EPS targets established for year 2000. One-third of the incentive will be tied to the targets created in 1998, 1999 and 2000, respectively. This allows the Plan to take into consideration any significant changes in projected earnings without resetting all the targets.

     5. In 1999, only one Long Term 1999 EPS target will exist. Therefore, the incentive will be paid 100% based on that metric. In 1999, only two Long Term 1999 EPS targets will exist (those created in 1998 and 1999). Therefore, the incentive will be paid based 50% on the first target and 50% on the second target. In 2000, all three Long Term 2000 EPS targets will exist and the incentive will then be paid based one-third on each of the three targets.

III. Plan Payments.

     1. Amounts earned under the Plan would be paid in cash up to 100% target payout level paid annually after close of year (February 15th).

     2. Amounts earned under the Plan in excess of the 100% target payout level would be paid one half in cash and one half in restricted Cerner common stock (valued at the average market value for the last thirty trading days of the fiscal year).

     3. Restricted stock could not be sold for two years from the date issued and would require the associate to be employed by Cerner at the end of such two years for the restriction to be removed. If the associate is not employed by Cerner (other than by reason of death or disability as determined by the Board of Directors of Cerner) at the end of the two year period the stock is returned to Cerner.

     4. Stock restriction ensures that current earnings are not maximized at the expense of future earnings.

IV.  Plan Amendment and Termination.

     1.   The Plan may be terminated by the Compensation
          Committee of the Board of Directors as of the end of any fiscal year of Cerner either by announcing its termination or by not establishing any new compensation levels for that fiscal year.

     2. The Plan may be amended by the Compensation Committee of the Board of Directors at any time, but may not be amended so as to affect any EPS targets already determined or to reduce the amount of any participants potential payment already determined.


   1999 Long Term Incentive Plan Participants and Payments (at 100%)


Name                Role                 Amount
----                ----                 ------
Neal Patterson      CEO                  $210,000
Glenn Tobin         COO                    75,000
Marc Naughton       VP-CFO                 50,000
Jeff Townsend       VP-Engineering         50,000
Steve Goodrich      VP-Client Services     45,000
